EXHIBIT 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

February 13, 2009

To the Board of Directors
LD Holdings, Inc.
1070 Commerce Drive,
Building II, Suite 303
Perrysburg, OH 43551

Re:	LD Holdings, Inc.
Registration Statement on Form S-8
5,000,000 shares of Common Stock, par value $0.001 per share

We consent to the incorporation by reference in the above-captioned Registration Statement on Form S-8, dated February 13, 2009, of our report dated April 14, 2008, relating to the consolidated financial statements of LD Holdings, Inc. (formerly, Leisure Direct, Inc.) for the years ended December 31, 2007 and 2006.

/s/Rosenberg Rich Baker Berman & Co.
Rosenberg Rich Baker Berman & Co.
Certified Public Accountants
Bridgewater, New Jersey
February 13, 2009

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